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Exhibit 10(n)

        Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated "**Confidential Portion Omitted and Filed Separately with Commission**". A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EARL SCHEIB, INC.
15206 Ventura Boulevard
Suite 200
Ventura, California 91403

April 2, 2003

To:	Christian K. Bement David I. Sunkin Charles E. Barrantes
From:	The Board of Directors of Earl Scheib, Inc.
Subject:	Earl Scheib, Inc. Modified Executive Retention and Incentive Plan

        Earl Scheib, Inc. has adopted the Earl Scheib, Inc. Modified Executive Retention and Incentive Plan (the "Plan") which modifies and supersedes the Earl Scheib, Inc. Executive Retention Plan dated December 13, 2002. The provisions of the Plan are as follows:

ARTICLE I
DEFINITIONS

1.1   Definitions

        Whenever used in this Plan, the following capitalized terms shall have the meanings set forth in this Section 1.1, certain other capitalized terms being defined elsewhere in this Plan:

  (a)
  "Aggregate Consideration" has the meaning set forth in the Investment Banking Firm Agreement.

  (b)
  "Board" means the Board of Directors of the Company.

  (c)
  "Change in Control" shall mean **Confidential Portion Omitted and Filed Separately with Commission**

  (d)
  "Change in Control Transaction Bonus" has the meaning set forth in Section 4.1.

  (e)
  "Committee" means the Compensation Committee of the Board.

  (f)
  "Company" means Earl Scheib, Inc., a Delaware corporation, and any successor or assignee as provided in Article VII.

  (g)
  "Compensation" means and includes all of your base salary attributable to your employment with the Company and/or any of its Subsidiaries (including, but not limited to, any amounts excludable from your gross income for federal income tax purposes pursuant to Section 125 or Section 401(k) of the Internal Revenue Code of 1986, as amended), in effect immediately before execution by the Company of a definitive agreement to consummate a Change in Control. "Compensation" shall not include your bonuses or other cash or non-cash compensations or reimbursements, if any (e.g., the grant or vesting of restricted stock, the grant, vesting, or exercise of stock options, automobile allowance and gasoline reimbursement).

  (h)
  "Continuous Service" means your continuous full time employment with the Company or any of its Subsidiaries. Periods during which you are on paid or approved leave of absence or suffer from a Disability shall be deemed to be periods of Continuous Service.

  (i)
  "Disability" means entitlement to receive primary benefits as a disabled employee under the Social Security Act as in effect of the date of disability.

  (j)
  "Effective Time" means October 25, 2002.

  (k)
  "Eligible Employee" means Christian K. Bement, David I. Sunkin and Charles E. Barrantes.

  (l)
  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  (m)
  "Good Reason" means the occurrence, on or after the Effective Time, of any of the following:

            (i)    The Company or any of its Subsidiaries reduces your Compensation as in effect on the Effective Time.

            (ii)    The Company or any of its Subsidiaries substantially reduces any bonus for which you are eligible (other than any bonus for which you are eligible under the Plan the reduction of which is not permitted under Section 10.7 without the prior written consent of the Eligible Employee so affected), or changes the standards or parameters for determining the amount of any such bonus, for any period after the Effective Time, so that your potential bonus for such period is materially less than your potential bonus for the period of equal length immediately before the Effective Time.

            (iii)    The Company fails to provide you with employee benefits and cash or non-cash perquisites or reimbursements, which, taken as a whole, are materially at least as favorable to you as those (including the medical reimbursement plan under which you are covered as of the Effective Time), taken as a whole, provided to you by the Company or any of its Subsidiaries on the Effective Time.

            (iv)    Without your express written consent, the Company or any of its Subsidiaries substantially reduces your job authority or responsibility so that you no longer have authority or responsibility reasonably commensurate with the authority or responsibility you had on the Effective Time, or (unless the Company becomes a subsidiary, affiliate, or business unit of a substantially larger business enterprise) causes you to report primarily to a substantially lower-ranking person than the person to whom you primarily reported as of the Effective Time.

            (v)    Without your express written consent, the Company or any of its Subsidiaries requires you to change the location of your job or office, so that you will be based at a location more than 25 miles from the location of your job or office on the Effective Time.

            (vi)    A successor to the Company fails or refuses to assume the obligations of the Company under this Plan.

            (vii)    The Company or any successor breaches any of the material provisions of this Plan.

  (n)
  "Investment Banking Firm Agreement" means that certain letter agreement dated February 11, 2003, between the Company and Ryan Beck & Co., Inc. ("Ryan Beck") pursuant to which the Company engaged Ryan Beck to act as its exclusive financial advisor to explore strategic options designed to maximize stockholder value.

  (o)
  "Just Cause" shall have the meaning set forth in your employment agreement with the Company or any of its Subsidiaries, or, if you do not have an employment agreement with the Company or any of its Subsidiaries that defines "Just Cause" or "Cause," shall mean the termination of your employment as a result of (i) fraud, misappropriation of or intentional and material damage to the property or business of the Company (including its Subsidiaries),

    (ii) conviction of a felony involving moral turpitude, or (iii) material neglect, failure or refusal to follow the reasonable directions of your supervisors, to perform the duties reasonably assigned to you, or to follow material Company policies, if you do not begin to cure such neglect, failure or refusal within ten (10) days after receiving written notice from the Company to do so.

  (p)
  "Other Transaction" means **Confidential Portion Omitted and Filed Separately with Commission**

  (q)
  "Other Transaction Bonus" shall have the meaning set forth in Section 4.4.

  (r)
  "Person" shall have the meaning set forth in the definition of "Change in Control."

  (s)
  "Release" means the Separation and General Release Agreement in the form attached hereto as Exhibit "A".

  (t)
  "Retention Bonus" means a bonus payable under Article II.

  (u)
  "Severance Payment" means the payment of severance compensation as provided in Article III.

  (v)
  "Subsidiary" means any corporation or other Person, a majority of the voting power, equity securities or equity interest of which is owned directly or indirectly by the Company.

  (w)
  "Transaction Bonuses" means the Change in Control Transaction Bonus and the Other Transaction Bonus.

  (x)
  "WARN" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.

ARTICLE II
RETENTION BONUSES

        If you are an Eligible Employee in Continuous Service from the Effective Time through and including a date set forth in this Article II, the Company or one of its Subsidiaries shall pay you a Retention Bonus in cash of $12,000.00 on such date. The applicable dates are October 31, 2002, December 15, 2002, December 20, 2002, and December 31, 2002. The Company has paid each Eligible Employee his full Retention Bonus through December 31, 2002.

ARTICLE III
SEVERANCE PAYMENTS

3.1   Right to Severance Payment; Release

        Conditioned on the execution and delivery by you (or your beneficiary or personal representative, if applicable) of the Release, you shall be entitled to receive a Severance Payment from the Company in the amount provided in Section 3.2 if you are an Eligible Employee, and any one of the following occurs:

  (a)
  Within 12 months after the occurrence of the earlier of a Change in Control or an Other Transaction, (i) your employment is involuntarily terminated by the Company or any of its Subsidiaries for any reason other than Just Cause, or (ii) you voluntarily terminate your employment with the Company and all Subsidiaries for Good Reason within 60 days after the occurrence of such Good Reason.

  (b)
  Within the period beginning 90 days before the execution by the Company of a definitive agreement to consummate the earlier of a Change in Control or an Other Transaction and ending upon the occurrence of the earlier of such Change in Control or Other Transaction,

    (i) your employment is involuntarily terminated by the Company or any of its Subsidiaries for any reason other than Just Cause, or (ii) you voluntarily terminate your employment with the Company and all Subsidiaries for Good Reason within 60 days after the occurrence of such Good Reason.

  (c)
  Within the period beginning 90 days after the occurrence of the earlier of a Change in Control or an Other Transaction and ending 150 days after the occurrence of the earlier of such Change in Control or Other Transaction, you voluntarily terminate your employment with the Company and all of its Subsidiaries, with or without Good Reason.

Notwithstanding the foregoing, you will not be entitled to receive a Severance Payment to the extent you receive payments which the Company or its Subsidiaries are required to make to you under WARN.

3.2   Amount of Severance Payment

        If you become entitled to a Severance Payment under this Plan, the amount of your Severance Payment, when added to any severance payments which the Company or its Subsidiaries are required to make to you under your then existing severance arrangements as contemplated by Section 6.2 and WARN, shall equal your **Confidential Portion Omitted and Filed Separately with Commission**, multiplied by:

  (a)
  **Confidential Portion Omitted and Filed Separately with Commission** in the case of a Change in Control or in the case of a termination under Section 3.1(c) with respect to an Other Transaction, for each of Christian K. Bement and David I. Sunkin;

  (b)
  **Confidential Portion Omitted and Filed Separately with Commission** in the case of a termination under Section 3.1(a) or (b) with respect to an Other Transaction, for each of Christian K. Bement and David I. Sunkin;

  (c)
  **Confidential Portion Omitted and Filed Separately with Commission** in the case of a Change in Control or in the case of a termination under Section 3.1(c) with respect to an Other Transaction, for Charles E. Barrantes; and

  (d)
  **Confidential Portion Omitted and Filed Separately with Commission** in the case of a termination under Section 3.1(a) or (b) with respect to an Other Transaction, for Charles E. Barrantes.

3.3   No Mitigation

        The Company acknowledges and agrees that you shall be entitled to receive your entire Severance Payment regardless of any income which you may receive from other sources following your termination on or after the Effective Time.

3.4   Payment of Severance Payment

        The Severance Payment to which you are entitled shall be paid to you, in cash and in full, not later than eight (8) calendar days after execution and delivery by you (or your beneficiary or personal representative, if applicable) of the Release, but in no event before the date on which such Release becomes effective or before the occurrence of a Change in Control. If you should die before all amounts payable to you have been paid, such unpaid amounts shall be paid to your beneficiary under this Agreement, or, if you have not designated such a beneficiary in writing to the Company, to the personal representative(s) of your estate.

3.5   Health Benefits Coverage

        If you are entitled to receive a Severance Payment under Section 3.1, you will also be entitled to receive health benefits coverage for you and your dependents under the same plan(s) or arrangement(s) under which you were covered immediately before your termination of employment or plan(s) established or arrangement(s) provided by the Company or any of its Subsidiaries thereafter. Such health benefits coverage shall be paid for by the Company to the same extent as if you were still employed by the Company, and you will be required to make such payments to the same extent that you were required to make such payments while you were employed by the Company. The benefits provided under this Section 3.5 shall continue until the earlier of (a) the end of the twelve-month period following the date of termination (the "Applicable Period") or (b) the date you become covered under any other group health plan not maintained by the Company or any of its Subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that you or your dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 3.5 shall continue (but not beyond the Applicable Period) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event you are required to make an election under Sections 601 through 607 of ERISA (commonly known as COBRA) to qualify for the benefits described in this Section 3.5, the obligations of the Company and its Subsidiaries under this Section 3.5 shall be conditioned upon your timely making such an election. In the event that the Company and its Subsidiaries cease to maintain any plan or arrangement providing for health benefits coverage, the Company or one of its Subsidiaries shall pay you a lump sum equal to an estimate, to be made by The Rule Group, of the cost to procure for you and your dependents health benefits coverage substantially similar to that provided and paid for by the Company as of the Effective Time (including, but not limited to, that provided under the Company's medical reimbursement plan) for each remaining month for which you were entitled to receive health benefits coverage under this Section 3.5 (without regard to your becoming covered under any other group health plan not maintained by the Company or any of its Subsidiaries).

ARTICLE IV
TRANSACTION BONUSES

4.1   Right to Change in Control Transaction Bonus

        You shall be entitled to receive a bonus payment in connection with a Change in Control (a "Change in Control Transaction Bonus") in the amount provided in Section 4.2 if you are an Eligible Employee and either:

  (a)
  You are in Continuous Service from the Effective Time until the day before the occurrence of a Change in Control; or

  (b)
  Within the period beginning 90 days before the execution by the Company of a definitive agreement to consummate a Change in Control and ending on the occurrence of a Change in Control, your employment is involuntarily terminated by the Company or any of its Subsidiaries for any reason other than Just Cause, or you voluntarily terminate your employment with the Company and all Subsidiaries for Good Reason within 60 days after the occurrence of such Good Reason.

4.2   Amount of Change in Control Transaction Bonus

        If the amount of Aggregate Consideration in connection with a Change in Control is less than **Confidential Portion Omitted and Filed Separately with Commission**, no Change in Control Transaction Bonus shall be payable to any Eligible Employee. If the amount of Aggregate Consideration equals or exceeds **Confidential Portion Omitted and Filed Separately with

Commission**, then the amount of each Eligible Employee's Change in Control Transaction Bonus will be equal to the sum of the following:

  (a)
  If the amount of Aggregate Consideration is at least **Confidential Portion Omitted and Filed Separately with Commission**, **Confidential Portion Omitted and Filed Separately with Commission**; plus

  (b)
  If the amount of Aggregate Consideration exceeds **Confidential Portion Omitted and Filed Separately with Commission** but is less than or equal to **Confidential Portion Omitted and Filed Separately with Commission**, **Confidential Portion Omitted and Filed Separately with Commission** of the amount by which Aggregate Consideration exceeds **Confidential Portion Omitted and Filed Separately with Commission** but is less than or equal to **Confidential Portion Omitted and Filed Separately with Commission**; plus

  (c)
  If the amount of Aggregate Consideration exceeds **Confidential Portion Omitted and Filed Separately with Commission**, **Confidential Portion Omitted and Filed Separately with Commission** of the amount by which Aggregate Consideration exceeds **Confidential Portion Omitted and Filed Separately with Commission**.

4.3   Timing and Method of Payments of Change in Control Transaction Bonus

        Payment of the Change in Control Transaction Bonus shall be made commencing within 10 days after the Company or its shareholders receive the Aggregate Consideration. Such payment shall be made in the same form in which the Company and its Subsidiaries, or the Company's shareholders, receive payment of the Aggregate Consideration; provided, however, that the Committee may determine, in its sole and absolute discretion, that payment of the amounts specified under Section 4.2 shall be made in cash equal to the value of any non-cash proceeds received by the Company, its Subsidiaries, or its shareholders, such good faith value to be determined by the Committee.

4.4   Right to Other Transaction Bonus

        You shall be entitled to receive a cash bonus payment in connection with an Other Transaction (an "Other Transaction Bonus") in the amount provided in Section 4.5 if you are an Eligible Employee and either:

  (a)
  You are in Continuous Service from the Effective Time until the day before the occurrence of an Other Transaction; or

  (b)
  Within the period beginning 90 days before the execution by the Company of a definitive agreement to consummate an Other Transaction and ending on the occurrence of an Other Transaction, your employment is involuntarily terminated by the Company or any of its Subsidiaries for any reason other than Just Cause, or you voluntarily terminate your employment with the Company and all Subsidiaries for Good Reason within 60 days after the occurrence of such Good Reason.

4.5   Amount of Other Transaction Bonus; Timing of Payment

        The amount of the Other Transaction Bonus payable to each Eligible Employee shall be determined in good faith by the then-existing outside directors of the Board based upon the efforts and services provided by such Eligible Employee in connection with completing the Other Transaction, the ultimate nature of the outcome and its reasonably perceived value to the Company by the Board; provided that the Other Transaction Bonus payable to each such Eligible Employee shall not be less than **Confidential Portion Omitted and Filed Separately with Commission**. Payment of the Other Transaction Bonus shall be made within thirty (30) days after completion of the Other Transaction.

4.6   One Transaction Bonus

        You will be entitled to receive a Change in Control Transaction Bonus or an Other Transaction Bonus upon the earlier of a Change in Control Transaction or an Other Transaction, but not both.

ARTICLE V
EXCISE TAX LIMITATION

5.1   Limitation

        Notwithstanding anything contained in this Plan to the contrary, (i) in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit paid or payable pursuant to the terms of this Plan or otherwise in connection with, or arising out of, your employment with the Company or any of its Subsidiaries on a "change of control" within the meaning of Section 280G of the Code (a "Payment" or "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), and (ii) (A) the net amount of the Payments you would retain after payment of the Excise Tax and federal and state income taxes on the Payments would be less than (B) the net amount of the Payments you would retain, after payment of the Excise Tax and federal and state income taxes on the Payments, if the Payments were reduced to the extent necessary that no portion of the Payments would be subject to the Excise Tax (the "Section 4999 Limit"), then the Payments shall be reduced (but not below zero) to the Section 4999 Limit. If a Payment is made in an amount that exceeds the Section 4999 Limit (or is deemed to exceed the Section 4999 Limit under the Treasury Regulations (or under the Proposed Treasury Regulations, if there are no final Treasury Regulations) under Section 280G of the Code) and further Payments may be made in the future, the amount by which such Payment exceeds (or is deemed to exceed) the Section 4999 Limit (the "Suspense Amount") shall not be paid to you when the rest of such Payment is made to you, but shall be placed in a segregated account owned by the Company (the "Suspense Account"). If, when all Payments have become due to you, the total amount of all Payments (including the Suspense Amount) is such that there would be no reduction in the Payments under the first sentence of this Section 5.1, the Suspense Amount shall be paid to you, together with interest thereon from the time of the establishment of the Suspense Account until the time of payment to you of the Suspense Amount at the discount rate specified for determining present value in the Treasury Regulations (or in the Proposed Treasury Regulations, if there are no final Treasury Regulations) under Section 280G of the Code (the "Regulation Rate"). The Suspense Account shall be applied in satisfaction of such payment. If, when all Payments have become due to you, the total amount of all Payments (including the Suspense Amount) is such that there would be a reduction in the Payments under the first sentence of this Section 5.1, the Suspense Amount shall not be paid to you, and the Company may close the Suspense Account or use the Suspense Account for any corporate purpose. The Suspense Account shall be segregated from other funds of the Company, but the Company shall hold title to the Suspense Account and shall have complete discretion in determining how the Suspense Account shall be invested, and the Suspense Account shall at all times be available to satisfy any claims of general creditors of the Company. For purposes of the calculations described above, it shall be assumed that your tax rate will be the maximum marginal federal and state income tax rate on earned income.

5.2   Determinations

        All determinations required to be made under this Section 5.2 (each, a "Determination") shall be made, at the Company's expense, by the accounting firm which is the Company's accounting firm prior to a "change of control" (within the meaning of Section 280G of the Code) or another nationally recognized accounting firm designated by the Board (or a committee thereof) prior to the change of control (the "Accounting Firm"). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to you before payment of your Severance

Payment and Transaction Bonuses hereunder (if requested at that time by the Company or you) or such other time as requested by the Company or you (in either case provided that the Company or you believe in good faith that any of the Payments may be subject to the Excise Tax). Within ten (10) calendar days of the delivery of the Determination to you, you shall have the right to dispute the Determination (the "Dispute"). The existence of any Dispute shall not in any way affect your right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and you, subject to the application of Section 5.3(c).

5.3   Underpayments and Excess Payments

        As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 5.3(a) (an "Excess Payment" or "Underpayment", respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to you made on the date you received the Excess Payment and you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the Regulation Rate from the date of your receipt of such Excess Payment until the date of such repayment. If it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within ten (10) calendar days of such determination or resolution, together with interest on such amount at the Regulation Rate from the date such amount should have been paid to you pursuant to the terms of this Plan or otherwise, but for the operation of this Section 5.3(c), until the date of payment.

ARTICLE VI
OTHER RIGHTS AND BENEFITS NOT AFFECTED

6.1   Other Benefits

        This Plan does not provide a pension for you, nor shall any payment hereunder be characterized as deferred compensation. Neither the provisions of this Plan nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish your rights as an employee, whether existing now or hereafter, under any written benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or any written employment agreement or other written plan or arrangement not related to severance.

6.2   Other Severance Plans Not Superseded

        Without limiting the generality of Section 6.1, this Plan will not supersede any other severance plans of the Company or its Subsidiaries or severance agreements between you and the Company and its Subsidiaries (including, but not limited to, any severance provisions of your employment agreement with the Company or its Subsidiaries), and your participation in any other severance plan of the Company and its Subsidiaries will not be terminated.

ARTICLE VII
SUCCESSOR TO COMPANY

        The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Plan, shall mean (from and after, but not before, the occurrence of such event) the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

ARTICLE VIII
CONFIDENTIALITY

8.1   Nondisclosure of Confidential Material

        In the performance of your duties, you have previously had, and may in the future have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company or its agents or consultants or used presently or at any time hereafter in the course of its business, that are not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and has been and/or will be disclosed to you in confidence. By your acceptance of your Severance Payment under this Plan, you shall be deemed to have acknowledged that the Confidential Material constitutes proprietary information of the Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that the Company has taken efforts reasonable under the circumstances, of which this Section 8.1 is an example, to maintain its secrecy. Except in the performance of your duties to the Company, you shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, except that the foregoing disclosure prohibition shall not apply as to Confidential Material that (i) has been publicly disclosed or was within your possession prior to its being furnished to you by the Company or becomes available to you on a nonconfidential basis from a third party (in any of such cases, not due to a breach by you of your obligations to the Company or by breach of any other person of a confidential, fiduciary or confidential obligation, the breach of which you know or reasonably should know), (ii) is required to be disclosed by you pursuant to applicable law, and you provide notice to the Company of such requirement as promptly as possible, or (iii) was independently acquired or developed by you without violating any of the obligations under this Plan and without relying on Confidential Material of the Company. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which you have prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon your termination of employment with the Company, or whenever requested by the Company, you shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be, or at any previous time has been, in your possession or under your control.

8.2   Nonsolicitation of Employees

        By your acceptance of your Severance Payment under this Plan, you agree that, for a period of two (2) years following your termination of employment with the Company or its Subsidiaries, neither you nor any Person or entity in which you have an interest shall solicit any person who was employed on the date of your termination of employment by the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries. Nothing in this Section 8.2, however, shall prohibit you or any Person or entity in which you have an interest from placing advertisements in periodicals of general circulation soliciting applications for employment, or from employing any person who answers any such advertisement. For purposes of this Section 8.2, you shall not be deemed to have an interest in any corporation whose stock is publicly traded merely because you are the owner of not more than two percent (2%) of the outstanding shares of any class of stock of such corporation, provided you have no active participation in the business of such corporation (other than voting your stock) and you do not provide services to such corporation in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

8.3   Equitable Relief

        By your acceptance of your Severance Payment under this Plan, you shall be deemed to have acknowledged that violation of Sections 8.1 or 8.2 would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and that therefore in the event of any breach by you of Sections 8.1 or 8.2, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Plan or otherwise, and, except as limited in Article IX, all of the Company's rights and remedies shall be unrestricted.

ARTICLE IX
ARBITRATION

        Except for equitable relief as provided in Section 8.3, any claim or controversy between the parties which the parties are unable to resolve themselves and which is not resolved through the claims procedure of Section 10.10, including any claim arising out of your employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of any provision of this Plan, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

        9.1    In the event of a claim or controversy subject to this arbitration provision; the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within 10 business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main Los Angeles office of the American Arbitration Association ("AAA") or of the Federal Mediation and Conciliation Service. If, within three business days of the parties' receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

        9.2    Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in Los Angeles County agreed upon by the parties. In the event the parties are unable. to agree upon the time or place of the arbitration, the time and place within Los Angeles County shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator's award.

        9.3    In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that you may, if you wish, pay up to one-half of those amounts. Each party shall pay its own attorneys' fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgement if the matter had been pursued in court litigation. The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

        9.4    The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

        9.5    This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

        9.6    Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

        9.7    Any arbitration hereunder shall be conducted in accordance with the employment rules and procedures of the AAA then in effect; provided, however, that, in the event of any inconsistency between the rules and procedures of the AAA and the terms of this Plan, the terms of this Plan shall prevail.

        9.8    If any of the provisions of this Article 9 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Article 9, and this Article 9 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Article 9 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE X
MISCELLANEOUS

10.1 Applicable Law

        To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Plan, regardless of the choice-of-law rules of the State of California or any other jurisdiction.

10.2 Construction

        No term or provision of this Plan shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Plan and any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in such event the affected provision of this Plan shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

10.3 Severability

        If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.4 Headings

        The Section headings in this Plan are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Plan or of any particular Section.

10.5 Assignability

        Your rights or interests under this Plan shall not be assignable or transferrable (whether by pledge, grant of a security interest, or otherwise) by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

10.6 Term

        If no Change in Control or Other Transaction has theretofore occurred, this Plan shall expire and be of no further force and effect two years after the Effective Time; provided that the Board may, at any time prior to the expiration hereof, extend the term of this Plan. If a Change in Control or Other Transaction occurs on or before the second anniversary of the Effective Time (or before the expiration of the extended term if the Board had extended the term of this Plan), this Plan shall continue in full force and effect until its terms and provisions are completely carried out.

10.7 Amendment

        This Plan may be amended in any respect by resolution adopted by the Board until a Change in Control or Other Transaction occurs; provided, however, that this Section 10.7 shall not be amended, and no amendment to the Plan shall delay the payment of the Retention Bonuses, the Severance Payments or the Transaction Bonuses, or reduce the amount of the Retention Bonuses, the Severance Payments, the Transaction Bonuses, or any other benefits under this Plan, or change any Eligible Employee's entitlement to any of the same, without the prior written consent of the Eligible Employee(s) to be affected. After a Change in Control or an Other Transaction occurs, this Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever. No agreement or representations, written or oral, express or implied, with respect to the subject matter hereof, have been made by the Company which are not expressly set forth in this Plan.

10.8 Notices

        For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied, or sent by certified or overnight mail, return receipt requested, postage prepaid, addressed to the respective addresses, or sent to the respective telecopier numbers, last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof if personally delivered, upon return confirmation if telecopied, on the third business day after the mailing thereof, or on the date after sending by overnight mail, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

10.9 Administration

  (a)
  This Plan constitutes a welfare benefit plan within the meaning of Section 3(1) of ERISA. This letter constitutes the governing document of the Plan. The Administrator of the Plan, within the meaning of Section 3(16) of ERISA, and the Named Fiduciary thereof, within the meaning of Section 402 of ERISA, is the Committee. Attached hereto as Exhibit "B" is a statement of your rights under ERISA.

  (b)
  The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have full discretion, power, and authority necessary to accomplish its purposes, including, but not by way of limitation, the following:

          (i)    To construe and interpret the terms and provisions of this Plan;

          (ii)    To compute and certify to the amount and kind of benefits payable to Eligible Employees and their beneficiaries;

          (iii)    To maintain all records that may be necessary for the administration of the Plan;

          (iv)    To provide for disclosure of all information and the filing or provision of all reports and statements to Eligible Employees, beneficiaries or governmental agencies as shall be required by law;

          (v)    To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

          (vi)    To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

          (vii)    To determine who are Eligible Employees, and the amount of benefits that shall be paid to each of them, subject to the limitations described in the Plan.

  (c)
  The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Eligible Employee or beneficiary.

10.10 Claims

  (a)
  If you, your beneficiary, or the personal representative of your estate (hereinafter, "you" shall include your beneficiary and the personal representative of your estate) do not receive payment of the benefits to which you believe you are entitled to under the Plan, or have any other grievance with respect to your benefits under the Plan, you may make a claim for benefits in the manner herein provided. You shall not be charged a fee or be liable for any costs associated with making a claim or appealing an adverse benefit determination with respect to benefits under the Plan.

  (b)
  All claims under the Plan shall be made in writing, signed by you, and submitted to the Company. The Company will, upon request and within a reasonable period of time, provide you with a benefits claim form (the "Claim Form"). The Claim Form shall (i) specify the claim, (ii) specify the date the claim is filed, (iii) specify the date by which a decision must be rendered by the Company, (iv) summarize the rules regarding extensions of benefit determinations as described herein, and (v) list the records, documents, and other information (other than information available to the Company from its own records) you are required to submit with the Claim Form. The date you submit the Claim Form to the Company shall be the date the claim is filed and shall be the date specified as such on the Claim Form, without regard to whether all the information necessary to make a determination accompanies the filing (the "Filing Date").

  (c)
  Once you file your claim, the Company shall provide to you a written notice of its determination within a reasonable time but not later than 90 days from the Filing Date. However, the Company may determine that special circumstances require an extension of time for making a determination on your claim. If the Company determines that an extension of time is required, the Company shall provide to you a written notice prior to the termination of the initial 90-day period. In the extension notice, the Company shall indicate (i) the date the extension notice is sent to you, (ii) the special circumstances requiring an extension of time, and (iii) the date by which the Company expects to render the determination. In no event shall an extension exceed a period of 180 days from the Filing Date. However, in the event the Company extends the determination period due to your failure to submit information necessary to decide your claim, the period for making the determination shall be tolled from the date the notification of the extension is sent to you until the date the Company receives the information.

  (d)
  If a claim is granted, the Company shall provide you with a written notice of such determination and the appropriate distribution, adjustment, or other action shall be made or taken within a reasonable period of time. If the Company denies your claim in whole or in part, you will receive a written determination which shall set forth the following information:

            (i)    The date the Company made the determination and the date the notice is sent to you;

            (ii)    The specific reasons for the denial;

            (iii)    Specific references to the pertinent Plan provisions upon which the denial is based;

            (iv)    A description of any additional information or material necessary to perfect the claim and why such material or information is necessary;

            (v)    An explanation of the appeals procedure set forth in this Section 10.10 and the time limits applicable to such procedures;

            (vi)    A statement of your right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review; and

            (vii)    An Appeals Form (as defined below) addressed to the Company that clearly specifies the date by which an appeal must be filed with respect to the adverse determination.

  (e)
  If the Company denies your claim in whole or in part, you may appeal from such denial by filing a signed benefit determination appeals form (the "Appeals Form") with the Secretary of the Company no later than 60 days from the date the notice of denial of your claim is sent to you. The date an appeal is filed shall be the date the Company receives the Appeals Form, without regard to whether all the information necessary to make a benefit determination is filed with the Appeals Form (the "Appeals Filing Date"). The Company shall provide you with an opportunity to submit written comments, documents, records, and other information relating to your appeal of an adverse determination on your claim for benefits. The Company shall review and take into account all comments, documents, records, and other information submitted by you relating to your appeal, without regard to whether such information was submitted or considered in the initial benefit determination. You shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. A document, record, or other information shall be considered relevant for purposes of the preceding sentence if such document, record, or information was (i) relied upon by the Company in making the initial benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon by the Company in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards required under Department of Labor Regulations Section 2560.501-1.

  (f)
  The Company shall issue its written decision on your appeal no later than 60 days from the Appeals Filing Date. If special circumstances (such as the need to hold a hearing or obtain additional information) require an extension of the time for processing the appeal, the Company shall issue its decision as soon as possible but not later than 120 days from the Appeals Filing Date. If the Company determines that an extension of time is required, the Company shall provide to you a written notice, in accordance with Section 10.10(c) of the Plan, prior to the termination of the initial 60-day period. In the event the Company requires an extension of time to make its determination due to your failure to submit information necessary to decide the claim, the period for making a benefit determination on appeal shall be tolled from the date the notification of the extension is sent to you until the date the Company receives the information.

  (g)
  In the event of an adverse benefit determination on appeal by the Company, the Company shall provide you access to, and copies of, documents, records, and other information relating to the adverse benefit determination on appeal, whether or not such information was relied on by the Company in reaching a determination on the claim.

  (h)
  If the claim is granted on appeal, the Company shall provide you with written. notice of such determination and the appropriate distribution, adjustment, or other action shall be made or taken within a reasonable period of time. If the Company denies the claim on appeal in whole or in part, the Company shall provide you with written notification of its determination as soon as possible, but no later than five days after the adverse benefit determination is made. The written notice issued by the Company shall set forth the following:

            (i)    The date the Company made the adverse determination and the date the notice was sent to you;

            (ii)    The specific reasons for the adverse determination;

            (iii)    The specific references to the pertinent Plan provisions on which the decision is based;

            (iv)    A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits; and

            (v)    A statement of your right to bring a civil action under Section 502(a) of ERISA.

10.11 Withholding of Taxes

        The Company may withhold from any amounts payable under this Plan all federal, state, city or other taxes required by applicable law to be withheld by the Company.

10.12 Employment Status

        This Plan does not constitute a contract of employment or impose on you any obligation to remain in the employ of the Company, nor does it impose on the Company or any of its Subsidiaries any obligation to retain you in your present or any other position, nor does it change the status of your employment as an employee at will. Nothing in this Plan shall in any way affect the right of the Company or any of its Subsidiaries in its absolute discretion to change or reduce your compensation at any time, or to change at any time one or more benefit plans, including but not limited to pension plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, and the like.

Sincerely,
EARL SCHEIB, INC.
By:	/s/ DAVID I. SUNKIN
Name:	David I. Sunkin
Its:	Vice President and General Counsel

EXHIBIT A

SEPARATION AND GENERAL RELEASE AGREEMENT

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF
ALL KNOWN AND UNKNOWN CLAIMS.

        This Separation and General Release Agreement (the "Agreement") is made this        day of            by and between Earl Scheib, Inc., a Delaware corporation (the "Company") and                        ("Employee"), with reference to the following facts:

        10.1.    The Company has adopted the Earl Scheib, Inc. Modified Executive Retention and Incentive Plan dated April        , 2003 (the "Plan"), under which Employee is an Eligible Employee.

        10.2.    Employee's rights to receive the Severance Payment and certain other benefits under the Plan are conditioned upon Employee's execution and delivery of this Agreement.

        NOW, THEREFORE, the Company and Employee hereby agree as follows:

        (a)    SEVERANCE PAYMENT. Subject to the terms and limitations of the Plan, Employee shall receive the Severance Payment and all other benefits under Article III of the Plan if a Change in Control occurs and Employee satisfies all conditions set forth in the Plan to the receipt of the Severance Payment and such other benefits. The Severance Payment and all other benefits under Article III of the Plan are conditioned upon (among other things), and will not be payable until (a) Employee's execution and delivery of this Agreement, (b) Employee's termination of employment with the Company and all of its Subsidiaries, and (c) if Employee is at least forty (40) years old, on the expiration of the revocation period set forth in paragraph 4(e) of this Agreement.

        (b)    RELEASE. In consideration of the terms and provisions of this Agreement, Employee hereby knowingly and voluntarily on behalf of Employee and Employee's spouse and dependents, if any, as well as Employee's descendants, ancestors, representatives, heirs, executors, administrators, grantees, assigns and successors-in-interest, and each of them, forever relieves, releases and discharges the Company and its Subsidiaries and their respective predecessors, successors, heirs, assignees, owners, members, attorneys, representatives, affiliates, officers, directors, agents, employees, servants, executors, administrators, accountants, shareholders, investigators, employee benefit plans and trustees and any and all other related individuals and entities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorney's fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or not, including, but not limited to, any claims based on, arising out of, related to or connected with Employee's employment with, or termination of employment from, the Company or any of its Subsidiaries, including, but not limited to, any claims arising from federal, state or local laws which prohibit discrimination of the basis of race, national origin, religion, age, sex, marital status, pregnancy, disability, perceived disability, ancestry, sexual orientation, family or personal leave, or any other form of discrimination, or from laws such as worker's compensation laws which provide rights and remedies for injuries sustained in the workplace, or from any common law claims of any kind, including, but not limited to, contract, tort, or property rights, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongflul termination, tortious infliction of emotional distress, loss of consortium and breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, or from any and all rights or claims arising under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et.seq. ("WARN") and the Employee Retirement Income Security Act of 1974 ("ERISA"); provided, however, that the foregoing Release shall not extend to

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amounts to be paid or benefits to be provided to Employee under the express terms of the Plan nor shall it extend to any amounts otherwise payable under any written benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or any written employment agreement or other written plan or arrangement related to severance (the foregoing released matters, excluding the excluded matters referred to in the foregoing proviso, are referred to as the "Released Matters").

        (c)    GENERAL RELEASE; WAIVER OF RIGHTS. Employee hereby waives all rights under California Civil Code Section 1542 solely with respect to claims directly or indirectly arising from and/or related to the Released Matters (it being understood that Employee is not waiving or releasing claims with respect to any other matters), which provides as follows:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        (d)    ADEA RELEASE. If Employee is at least forty (40) years old, Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which Employee has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. ("ADEA"). If Employee is at least forty (40) years old, the following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

            (i)    The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the date on which Employee signs this Agreement.

            (ii)    This Agreement involves consideration in addition to anything of value to which Employee is already entitled.

            (iii)    Employee is advised to consult an attorney before signing this Agreement. If Employee executes this Agreement prior to the expiration of the period specified in paragraph 4(d) below, Employee does so voluntarily and after having had the opportunity to consult with an attorney.

            (iv)    Employee is granted twenty-one (21) days after Employee is presented with this Agreement to decide whether or not to sign this Agreement.

            (v)    Employee will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days after Employee's termination of employment with the Company and all of its Subsidiaries and execution of this Agreement. This paragraph 4 shall not become effective or enforceable until that revocation period has expired and Employee understands and agrees that no consideration shall be paid to Employee pursuant to this Agreement or under the Plan until the revocation period has expired without this Agreement having been revoked (or, if any consideration has been previously paid, Employee shall refund such consideration to the Company if Employee revokes the waiver and release of ADEA claims).

        (e)    ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding concerning the subject matters between the parties and supersedes and replaces all prior agreements, whether written or oral, express or implied, concerning the subject matters hereof.

        (f)    RIGHT TO CONSULT ATTORNEY. Employee represents and agrees that Employee fully understands the right to discuss all aspects of this Agreement with the Employee's private attorney, that to the extent desired Employee has availed himself or herself of this right, and that Employee is voluntarily entering into this Agreement. Employee acknowledges that by being given this Agreement to review, Employee has been advised in writing to consult with counsel prior to executing this Agreement.

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        (g)    CAPITALIZED TERMS. All capitalized terms used in this Agreement and not otherwise defined herein shall have the same meaning as in the Plan.

        (h)    NO ADMISSION. Employee understands this Agreement is not an admission of liability by any party.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

Signature of Employee	Dated
Printed Name of Employee	Address of Employee
Signature and Title of Company Representative	Dated

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EXHIBIT B

ERISA INFORMATION AND RIGHTS

        Information Provided Under ERISA. The Plan is an unfunded welfare benefit plan, maintained on a calendar year basis. The Company is the Plan sponsor. The Committee is the Plan Administrator and agent for service of legal process. The Company bears the costs of all benefits under the Plan.

        The "Company" is Earl Scheib, Inc., whose address, telephone number, and employer identification number are as follows:

Earl Scheib, Inc.
15206 Ventura Boulevard, Suite 200
Sherman Oaks, CA 91403
Telephone No.: (818) 981-9992
Employer Identification No.: 95-1759002

The Plan number of this Plan is 50

        Statement of ERISA Rights. A Participant in the Plan is entitled to certain rights and protections under a federal law known as "ERISA." ERISA provides that all Plan Participants shall be entitled to examine, without charge, at the Plan Administrator's office, all Plan documents and the Plan's annual report, if any. Copies of these documents and other Plan information may also be obtained upon written request to the Plan Administrator. A reasonable charge may be made for copies.

        In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA. If your claim for benefits is denied in whole or in part, you must receive a written explanation of the reason for this denial. You have the right to have the Plan Administrator review and reconsider your claim, as described in the Plan.

        Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file a claim as provided in the Plan, or initiate an arbitration proceeding. In such a case, the arbitrator may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file a claim as provided in the Plan, or initiate an arbitration proceeding. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, you may file a claim as provided in the Plan, or you may initiate an arbitration proceeding. An arbitrator will decide who should pay the costs and legal fees of the claim. If you are successful, the arbitrator may order the person you have sued to pay these costs and fees. If you lose, the arbitrator may order you to pay these costs and fees, for example, if he or she finds your claim is frivolous.

        If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210.

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QuickLinks

ARTICLE II RETENTION BONUSES
ARTICLE III SEVERANCE PAYMENTS
ARTICLE IV TRANSACTION BONUSES
ARTICLE V EXCISE TAX LIMITATION
ARTICLE VI OTHER RIGHTS AND BENEFITS NOT AFFECTED
ARTICLE VII SUCCESSOR TO COMPANY
ARTICLE VIII CONFIDENTIALITY
ARTICLE IX ARBITRATION
ARTICLE X MISCELLANEOUS
EXHIBIT B
ERISA INFORMATION AND RIGHTS